Exhibit 3 page 1 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
ASSETS
As of March 31, 2004
(Unaudited)
(In Thousands)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$115,112
Temporary cash investments - at cost,
which approximates market	576,813
Special deposits	308
Total cash and cash equivalents	692,233
Other temporary investments	50,000
Notes receivable	1,730
Accounts receivable:
Customer	398,091
Allowance for doubtful accounts	(25,976)
Other	246,824
Accrued unbilled revenues	384,860
Total receivables	1,003,799
Deferred fuel costs	245,973
Fuel inventory - at average cost	110,482
Materials and supplies - at average cost	548,921
Deferred nuclear refueling outage costs	138,836
Prepayments and other	127,270
TOTAL	2,919,244

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	1,053,328
Decommissioning trust funds	2,278,533
Non-utility property - at cost (less accumulated depreciation)	262,384
Other	256,981
TOTAL	3,851,226

PROPERTY, PLANT AND EQUIPMENT
Electric	28,035,899
Property under capital lease	751,815
Natural gas	236,622
Construction work in progress	1,380,982
Nuclear fuel under capital lease	278,683
Nuclear fuel	234,421
TOTAL PROPERTY, PLANT AND EQUIPMENT	30,918,422
Less - accumulated depreciation and amortization	12,573,971
PROPERTY, PLANT AND EQUIPMENT - NET	18,344,451

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	830,539
Unamortized loss on reacquired debt	164,366
Other regulatory assets	1,188,303
Long-term receivables	20,886
Goodwill	377,172
Other	935,501
TOTAL	3,516,767

TOTAL ASSETS	$28,631,688

Exhibit 3 page 2 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
LIABILITIES AND SHAREHOLDERS' EQUITY
As of March 31, 2004
(Unaudited)
(In Thousands)s

CURRENT LIABILITIES
Currently maturing long-term debt	$524,372
Notes payable	351
Accounts payable	796,572
Customer deposits	199,620
Taxes accrued	238,623
Accumulated deferred income taxes	22,963
Nuclear refueling outage costs	8,238
Interest accrued	139,603
Obligations under capital leases	159,978
Other	205,600
TOTAL	2,295,920

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	4,830,500
Accumulated deferred investment tax credits	420,248
Obligations under capital leases	153,898
Other regulatory liabilities	291,239
Decommissioning	2,215,490
Transition to competition	79,098
Regulatory reserves	69,528
Accumulated provisions	506,960
Long-term debt	7,212,240
Preferred stock with sinking fund	20,852
Company-obligated mandatorily redeemable
preferred securities of subsidiary trusts holding
solely junior subordinated deferrable debentures	215,000
Other	1,347,403
TOTAL	17,362,456

Preferred stock without sinking fund	334,337

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued ____________ shares in 2004	2,482
Paid-in capital	4,702,932
Retained earnings	4,502,508
Accumulated other comprehensive loss	(7,795)
Less - treasury stock, at cost (_______ shares in 2004)	561,152
TOTAL	8,638,975

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,631,688

Exhibit 3 page 3 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
For the Year Ended March 31, 2004
(Unaudited)
(In Thousands)

OPERATING REVENUES
Domestic electric	$7,397,175
Natural gas	186,176
Competitive businesses	1,611,569
TOTAL	9,194,920

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,987,217
Purchased power	1,697,959
Nuclear refueling outage expenses	159,995
Provision for turbine commitments, asset impairments
and restructuring charges	(7,743)
Other operation and maintenance	2,484,436
Decommissioning	146,100
Taxes other than income taxes	405,659
Depreciation and amortization	850,503
Other regulatory credits - net	(13,761)
TOTAL	7,710,365

OPERATING INCOME	1,484,555

OTHER INCOME
Allowance for equity funds used during construction	42,710
Interest and dividend income	87,386
Equity in earnings of unconsolidated equity affiliates	271,647
Miscellaneous - net	(76,505)
TOTAL	325,238

INTEREST AND OTHER CHARGES
Interest on long-term debt	467,126
Other interest - net	53,553
Distributions on preferred securities of subsidiaries	18,838
Allowance for borrowed funds used during construction	(33,191)
TOTAL	506,326

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGES

Income taxes	490,074

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	813,393

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $_______ in 2004)	137,074

CONSOLIDATED NET INCOME	950,467

Preferred dividend requirements and other	23,524

EARNINGS APPLICABLE TO
COMMON STOCK	$926,943